Bossier City Business Executive, Tim Wilhite, Elected To
Home Federal’s Board of Directors

SHREVEPORT, La., March 16 —Home Federal Bancorp, Inc., of Louisiana, (OTCBB: HFBL) the "mid-tier" holding company of Home Federal Bank, announced the election of Tim Wilhite, the chief financial officer of Wilhite Electric Co. and the 2010 Chairman of the Greater Bossier Economic Development Foundation, to the boards of directors of Home Federal Bancorp, Inc. and Home Federal Bank.

“As we grow and expand our business into Bossier, it is important to us to add Bossier business executives to our board of directors,” said James Barlow, Home Federal Bank’s President and Chief Operating Officer. “Tim’s expertise and experience will be extremely valuable to Home Federal’s board of directors, and his appointment is a strong compliment to our growth strategy.”

In addition to his position as the chief financial officer of Wilhite Electric Co., Inc. in Bossier City, Wilhite also serves as Of Counsel for the firm Downer, Huguet & Wilhite, LLC. Prior to his current positions, Wilhite was a Partner Attorney for Downer, Huguet & Wilhite, LLC. Wilhite serves on the Executive Committee of the Bossier Chamber of Commerce as well as Executive Committee and Board Member of the Greater Bossier Economic Development Foundation.

Home Federal Bank recently purchased approximately three acres of land on Viking Drive in Bossier City (“North Bossier”) to increase its full-service banking presence in the Shreveport-Bossier area. This move represents a firm commitment to expand Home Federal’s footprint into Bossier City. Home Federal expects to open a temporary office in North Bossier by the second half of 2010, followed by construction of a permanent facility.

Home Federal Bancorp, Inc. is the mid-tier holding company for Home Federal Bank which conducts business from its main office, two financial centers and a commercial lending office all located in northwest Louisiana. Home Federal recently shifted focus to becoming a full-service bank and is committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfbla.com

SOURCE Home Federal Bancorp, Inc.